[EXECUTION COPY]













                             PROGRAM AGREEMENT

                                    FOR

                           CLAIRBORNE INVESTORS
                        MORTGAGE INVESTMENT PROGRAM

                                  BETWEEN

                        CREAMER REALTY CONSULTANTS

                                    AND

                   THE PRUDENTIAL INVESTMENT CORPORATION



                       DATED AS OF DECEMBER 10, 1997

                             TABLE OF CONTENTS


Section                                                                Page

                                 ARTICLE I

                      DEFINITIONS AND INTERPRETATION

1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                ARTICLE II

                           FORMATION OF VENTURES

2.1  Formation of the Ventures. . . . . . . . . . . . . . . . . . . . . . 5
2.2  Aggregate Commitment of Creamer and PREI Investors . . . . . . . . . 7
2.3  Communication. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.4  Proposal of an Eligible Investment . . . . . . . . . . . . . . . . . 7
2.5  Response to Proposal of an Eligible Investment . . . . . . . . . . . 8
2.6  Follow-on Investments. . . . . . . . . . . . . . . . . . . . . . . . 9
2.7  Proposal for Sale or Disposition of Owned Investment . . . . . . . . 9
2.8  PREI Response to Sale or Disposition Proposal. . . . . . . . . . . .10
2.9  Right to Compel Sale or Disposition. . . . . . . . . . . . . . . . .10
2.10 ERISA Restrictions . . . . . . . . . . . . . . . . . . . . . . . . .10
2.11 Venture Entity . . . . . . . . . . . . . . . . . . . . . . . . . . .11

                                ARTICLE III

                         COVENANTS OF THE PARTIES

3.1  Limitations on the General Partner . . . . . . . . . . . . . . . . .11
3.2  Other Funds and Investments. . . . . . . . . . . . . . . . . . . . .12
3.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
3.4  Implementing Agreement . . . . . . . . . . . . . . . . . . . . . . .13
3.5  Access to Information and Employees. . . . . . . . . . . . . . . . .13
3.6  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . .13
3.7  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . .14
3.8  Role of PREI . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
3.9  Informational Meetings . . . . . . . . . . . . . . . . . . . . . . .14
3.10 Commitment of Principals . . . . . . . . . . . . . . . . . . . . . .14
3.11 Compliance with Applicable Law . . . . . . . . . . . . . . . . . . .14

                                ARTICLE IV

                           BUY/SELL ARRANGEMENT

4.1  Buy/Sell in Certain Circumstances. . . . . . . . . . . . . . . . . .15

                                 ARTICLE V

                           CONDITIONS PRECEDENT

5.1  Conditions Precedent of PREI . . . . . . . . . . . . . . . . . . . .17
5.2  Conditions Precedent of Creamer. . . . . . . . . . . . . . . . . . .18

                                ARTICLE VI

                                  CLOSING

6.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
6.2  Deliveries by Creamer. . . . . . . . . . . . . . . . . . . . . . . .19
6.3  Deliveries by PREI . . . . . . . . . . . . . . . . . . . . . . . . .21
6.4  Initial Capital Contributions. . . . . . . . . . . . . . . . . . . .21

                                ARTICLE VII

                      REPRESENTATIONS AND WARRANTIES

7.1  Representations and Warranties of Creamer. . . . . . . . . . . . . .21
7.2  Representations and Warranties of PIC. . . . . . . . . . . . . . . .22

                               ARTICLE VIII

                                TERMINATION


                                ARTICLE IX

                              INDEMNIFICATION

9.1  Indemnification by Creamer . . . . . . . . . . . . . . . . . . . . .24
9.2  Indemnification by PIC . . . . . . . . . . . . . . . . . . . . . . .24
9.3  Indemnification by each Venture. . . . . . . . . . . . . . . . . . .24
9.4  Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
9.5  Insurance or Third-Party Indemnification . . . . . . . . . . . . . .25

                                 ARTICLE X

                                  REPORTS

10.1 Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . .25
10.2 Reports to PREI. . . . . . . . . . . . . . . . . . . . . . . . . . .26
10.3 Reports to Current and Former Partners . . . . . . . . . . . . . . .26
10.4 Additional Information . . . . . . . . . . . . . . . . . . . . . . .26

                                ARTICLE XI

                               MISCELLANEOUS

11.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
11.2 No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . .28
11.3 No Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . .28
11.4 Execution in Counterparts. . . . . . . . . . . . . . . . . . . . . .28
11.5 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
11.6 Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
11.7 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .28
11.8 Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
11.9 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
11.10     Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . .29
11.11     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
11.12     Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . .29
11.13     Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .29
11.14     Remedies Not Exclusive. . . . . . . . . . . . . . . . . . . . .30


EXHIBITS AND SCHEDULES

Exhibit A      Investment Guidelines
Exhibit B      Sample IRR Calculation
Exhibit C      Form of Limited Liability Company Agreement
Exhibit D      Capital Commitments

Schedule 3.2(a)     Certain Advisory or Consulting Relationships
Schedule 7.1(a)     Controlled or Controlling Entities

                             PROGRAM AGREEMENT

     THIS PROGRAM AGREEMENT FOR CLAIRBORNE INVESTORS MORTGAGE INVESTMENT PROGRAM is made and entered into as of December 10, 1997, by and between The Prudential Investment Corporation, a New Jersey corporation ("PIC"), through one of its divisions, Prudential Real Estate Investors ("PREI"), and Creamer Realty Consultants, a New York partnership ("Creamer").

                           W I T N E S S E T H :

     WHEREAS, PREI and Creamer intend to identify distressed, discount or other secured mortgage debt through Creamer's efforts that satisfy the objectives and criteria ("Investment Guidelines") set forth in Exhibit A hereto (each an "Eligible Investment"), and if any such Eligible Investment is approved by PREI, in its sole and absolute discretion, to establish a Venture to acquire such Eligible Investment;

     WHEREAS, each Venture shall acquire such Eligible Investment with funds contributed by Creamer and/or a Financing Source (as defined herein) and funds contributed by a particular account managed or advised by PREI; and

     WHEREAS, the Venture Agreement for each Venture shall provide for the management and monitoring of such Eligible Investment by Creamer.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

                      DEFINITIONS AND INTERPRETATION

     1.1 Definitions. Whenever used in this Agreement, including the Recitals, the following terms have the meanings assigned below:

          "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person that is an officer, general partner or trustee of, or serves in a similar capacity with respect to the specified Person or of which the specified Person is an officer, general partner or trustee, or with respect to which the specified Person serves in a similar capacity. For the purpose of this definition, "controls," "is controlled by" and "under common control with" mean the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by employment, by contract or otherwise, which shall conclusively be deemed to exist where one Person directly or indirectly is the beneficial owner of 10% or more of any class of voting equity securities or other voting ownership interests of another Person. No Venture shall be deemed to be an Affiliate of either Creamer or PREI for the purposes of this Agreement. Neither Wellsford Real Properties, Inc., a Maryland corporation, nor its Affiliates (excluding Creamer and the Principals), shall be deemed to be an Affiliate of Creamer for the purposes of Sections 3.2 or 3.7 or Section 15.9 of the Venture Agreement.

          "Agreement" means this Agreement, as amended, modified, supplemented or restated from time to time.

          "Approved Investment" means an Eligible Investment proposed by Creamer which is approved, in its sole discretion, by PREI for acquisition and investment by a Venture in accordance with this Agreement.

          "Buy/Sell Date" is defined in Section 4.1.

          "Carry" is defined in Section 2.1(b).

          "Capital Commitments" means the capital commitment and obligation of each PREI Investor and Creamer to contribute capital and invest in Ventures in accordance with this Agreement as set forth in Exhibit D hereto, subject to Section 2.2.

          "Closing" means, with respect to a particular Venture, the consummation of the formation of such Venture in accordance with this Agreement

          "Closing Date" is defined in Section 6.1.

          "Commitment Period" means the period from and after the date hereof through the earlier of (i) December 10, 1999, subject to Section 2.2, (ii) the date on which all Capital Commitments have been funded, subject to Section 2.2, or (iii) an Early Termination Date.

          "Creamer" is defined in the preamble and includes any controlled Affiliate of Creamer. For the purpose of this definition "controlled" shall mean a Person's beneficial ownership of more than 50% of all classes of voting equity securities or other voting ownership interests of another Person.

          "Creamer Response Notice" is defined in Section 2.2.

          "Defaulting Purchaser" is defined in Section 4.1.

          "Disabling Conduct" means conduct that constitutes fraud, willful misfeasance, bad faith, gross negligence, breach of fiduciary duty or reckless disregard of duty in connection with the Program or any Venture, or such Person has pleaded nolo contendere to, or been convicted of a felony or of violating federal or state securities laws.

          "Early Termination Date" means the earlier to occur of (a) the breach in any material respect by Creamer or any Principal of this Agreement or any Venture Agreement related to a Venture and the failure of such breach to be cured in full within 10 days after notice thereof from PREI or any PREI Investor, (b) the bankruptcy or insolvency of Creamer or any Principal, (c) the failure of Creamer to submit at least $50 million of Eligible Investments during any consecutive six months during the Commitment Period as determined by PREI in its sole and absolute discretion, provided, that, should Creamer submit in excess of $50 million of Eligible Investments during any such six month period, up to $25 million of such excess may be credited to the next six month period for purposes of determining whether or not an Early Termination Date has occurred, (d) either of the Principals ceasing to be a full-time director and officer of Creamer, whether due to death, disability, termination or any other reason or circumstance, or (e) any of Creamer or the Principals engaging in Disabling Conduct.

          "Eligible Investment" is defined in the Recital.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Financing Source" means (i) Wellsford Real Properties, Inc., a Maryland corporation, and (ii) any controlled Affiliate thereof. For the purpose of this definition "controlled" shall mean a Person's beneficial ownership of more than 50% of all classes of voting equity securities or other voting ownership interests of another Person.

          "Fixed Reimbursement Amount" is defined in Section 2.1(d).

          "Increase Notice" is defined in Section 2.2.

          "Investment Documentation" is defined in Section 2.5.

          "Investment Guidelines" means the guidelines and criteria for Eligible Investments set forth in Exhibit A.

          "Investment Proposal" is defined in Section 2.4(a).

          "Limited Liability Company Agreement" means, with respect to a particular Venture in connection with an Approved Investment which Creamer and PREI have agreed to form as a limited liability company, an agreement of limited liability company between Creamer, a Financing Source and the participating PREI Investor in substantially the form of Exhibit C implementing the terms of a particular Venture, together with such amendments thereto as may be necessary to reflect any additional terms of a particular Venture to which Creamer and PREI have agreed.

          "Limited Partnership Agreement" means, with respect to a particular Venture in connection with an Approved Investment which Creamer and PREI have agreed to form as a limited partnership, a limited partnership agreement between Creamer, a Financing Source and the participating PREI Investor containing the substantive provisions contained in the form of Limited Liability Company Agreement attached hereto as Exhibit C, together with such amendments thereto as may be necessary to reflect (i) any additional terms of a particular Venture to which Creamer and PREI have mutually agreed and (ii) the status of the Venture as a limited partnership rather than a limited liability company.

          "Loan Documents" means all loan and financing agreements and instruments relating to an Eligible Investment, including all notes, mortgages, assignments and other collateral or security agreements, instruments and documents, and all exhibits and schedules thereto, each as amended, supplemented or modified.

          "Loss" or "Losses" means all liabilities, losses, costs, damages (including punitive, consequential and treble damages), penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation), and also including any expenditures or expenses incurred to cover, remedy or rectify any such Losses.

          "Offeree" is defined in Section 4.1.

          "Offering Notice" is defined in Section 4.1.

          "Offeror" is defined in Section 4.1.

          "Option Period" is defined in Section 4.1.

          "Other Assets" is defined in Section 4.1.

          "Owned Investment" means an Approved Investment that has been acquired by a Venture and is owned by the Venture at the time in question.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity.

          "Principal" means Frank G. Creamer, Jr. and Michael J. Vitale.

          "PREI Investor" means any account managed or advised by PREI, without being limited to those that previously invested in any particular Venture.

          "Program" is defined in Section 2.1.

          "Purchaser" is defined in Section 4.1.

          "Restricted Party" is defined in Section 2.10.

          "Sale Documentation" is defined in Section 2.8.

          "Sale Notice" is defined in Section 2.9.

          "Substituted Purchaser" is defined in Section 4.1.

          "Transaction Documents" means with respect to a particular Venture this Agreement and the Venture Agreement for such Venture and such other agreements between the Venture and Creamer or its Affiliates and any Financing Source as shall be identified in the opinion given with respect to such Venture by counsel to Creamer at the Closing for such Venture.

          "Venture" means a limited liability company or limited partnership, as the case may be, formed by Creamer, the participating PREI Investor and any Financing Source pursuant to this Agreement for the purpose of acquiring Approved Investments, which limited liability company or limited partnership shall be governed by a Venture Agreement.

          "Venture Agreement" means, in the case of a Venture which is formed as a limited partnership, a Limited Partnership Agreement or, in the case of a Venture which is formed as a limited liability company, a Limited Liability Company Agreement.

     1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit the applicability of any provision of this Agreement to such gender or form. The use of the term "including" or "include" shall in all cases herein mean "including, without limitation," or "include, without limitation," respectively. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored reference to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit or Schedule to, this Agreement.


                                ARTICLE II

                           FORMATION OF VENTURES

     2.1  Formation of the Ventures.

          (a) Creamer and PREI may from time to time form Ventures for the purposes of acquiring, owning, managing, selling and disposing of Approved Investments that are consistent with the Investment Guidelines and the provisions of this Agreement (unless otherwise agreed in a writing signed by Creamer and PREI) and with the goal of providing unleveraged internal rates of return of 16-26% to the PREI Investors. This Agreement and its exhibits and the transactions contemplated hereby and thereby are referred to as the "Program".

          (b) Each Venture which Creamer and PREI agree to form will be implemented by the execution by Creamer, a Financing Source (if any) and the PREI Investor participating in such Venture of a Venture Agreement pursuant to which (i) Creamer and a Financing Source (if any) will agree to contribute 10% and the PREI Investor participating in such Venture will agree to contribute 90% of the capital necessary for such Venture to acquire the Approved Investment, subject to
     Section 2.2; (ii) distributions and profit and loss allocations in respect of such Venture will be distributed (A) first, to such participating PREI Investor, a 10% quarterly compounded return in respect of capital invested by such participating PREI Investor in such Venture will be paid or allocated to such participating PREI Investor, (B) second, to Creamer and a Financing Source (if any), a 10% quarterly compounded return in respect of capital invested by Creamer and a Financing Source (if any) in such Venture will be paid or allocated to Creamer and a Financing Source (if any), (C) third, to such participating PREI Investor and Creamer and a Financing Source (if any), the return and repayment of their capital invested in the Venture, (D) fourth, to such participating PREI Investor and Creamer and a Financing Source (if any), allocated 80% to such participating PREI Investor and 20% to Creamer and a Financing Source (if any) until such participating PREI Investor has received a 16% quarterly compounded return in respect of the capital invested by such participating PREI Investor in the Venture, determined by PREI on a quarterly compounded basis and in accordance with the sample set forth on Exhibit B attached hereto, and (E) fifth, 70% to such participating PREI Investor and 30% to Creamer and a Financing Source (if any) (the Creamer and any Financing Source participations described in clauses
     (D) and (E) are referred to as the "Carry", and are subject to adjustment as described in Section 2.2); and (iii) the other terms of such Venture shall be substantially similar to those set forth in the form of Limited Liability Company Agreement attached hereto as Exhibit C. Except as otherwise permitted by the applicable Venture Agreement, Creamer, a Financing Source (if any) and the PREI Investor shall be the only partners of each Venture, if a partnership, or its only members, if a limited liability company.

          :\E Unless otherwise agreed, (i) Creamer shall be the general partner of each Venture, if a limited partnership, or its managing member, if a limited liability company and (ii) a single PREI Investor and a Financing Source (if any) shall be the sole limited partners of each Venture, if a limited partnership, or its members, if a limited liability company.

          (d) Each Venture, in consideration of Creamer's management duties under the applicable Venture Agreement, will pay to Creamer (i) a contribution fee equal to 50 basis points (or one-half of 1%) of the capital contributed by the PREI Investors participating in such Venture to such Venture payable upon funding of such Venture, and (ii) an annual fixed amount (the "Fixed Reimbursement Amount") as reimbursement for the expenses of Creamer in managing such Venture equal to 25 basis points (or one-quarter of 1%) of the gross acquisition cost of the Approved Investment acquired by such Venture, payable quarterly in arrears at the end of each fiscal quarter.

     2.2 Aggregate Commitment of Creamer and PREI Investors. Except as otherwise agreed by Creamer and PREI, the aggregate Capital Commitment of Creamer and any Financing Sources to all Ventures shall not exceed $15,000,000, and the aggregate Capital Commitment of the PREI Investors to all Ventures shall not exceed $135,000,000 and the individual Capital Commitment of any one PREI Investor shall not exceed the amount set forth opposite such PREI Investor's name on Exhibit D; provided, that, at any time and from time to time during the Commitment Period, PREI may, in its sole and absolute discretion and on behalf of the PREI Investors, increase their aggregate Capital Commitments by an amount up to an additional $75,000,000, for aggregate PREI Investor Capital Commitments of $210,000,000, by notifying ("Increase Notice") Creamer thereof in which case, (a) the Commitment Period will be extended from and after December 10, 1999 to a date which reflects the same number of elapsed days as from the date hereof to the date of the Increase Notice, (b) Creamer may, in its sole and absolute discretion and at any time within 30 days following such Increase Notice, increase the Creamer Capital Commitment by an amount up to the percentage increase in PREI Investor Capital Commitments reflected in the Increase Notice by notifying ("Creamer Response Notice") PREI of its determination thereof, and (c) the Carry allocable to Creamer and any Financing Source with respect to all Ventures funded from and after the 30th day following the date of the Increase Notice will be proportionately reduced by a percentage which equals the percentage decline, if any, in the ratio of the aggregate Creamer and any Financing Source Capital Commitment to total Capital Commitments of all parties prior to the Increase Notice as compared to the ratio of the aggregate Creamer and any Financing Source Capital Commitment to total Capital Commitments of all parties after the Increase Notice and Creamer Response Notice, if any, and such reduction in the Carry will be reallocated to the PREI Investors participating in such Ventures. No PREI Investor shall be liable for the Capital Commitments of any other PREI Investor, and PREI will not be obligated or liable for the Capital Commitments of any of them. Subject to the terms and conditions of this Agreement, each of Creamer, any Financing Source and the PREI Investors shall fund their Capital Commitment with respect to each Venture in such amounts and at such times as shall be specified in the Venture Agreement applicable to such Venture.

     2.3 Communication. Creamer and PREI shall orally communicate as to potential Investment Proposals, the Ventures, and Owned Investments on a reasonably frequent basis. Creamer shall inform PREI of any significant activity in respect of any Venture or Owned Investment. Creamer shall afford PREI the opportunity to visit the collateral underlying a Proposed Investment whenever possible. PREI shall name a single contact person for purposes of this Section.

     2.4 Proposal of an Eligible Investment. In furtherance of this Agreement, Creamer, if it desires PREI to consider an Eligible Investment for a Venture, shall submit to PREI a copy of each of the following documents:

          (a) an investment proposal describing the Eligible Investment and its eligibility under the Investment Guidelines, summarizing the investment opportunity and expected returns, describing the underlying property, a market summary, a borrower summary and financial information, loan summary, disposition strategy, pro forma and sensitivity analyses, and such other information, and in such manner of presentation, as PREI shall, from time to time, request ("Investment Proposal");

          (b) all available Loan Documents, including collateral and security documents, relating to the Eligible Investment;

          (c) the most recently available appraisal or valuation of the underlying property;

          (d) the most recently available environmental, structural and other reports relating to the underlying property;

          (e) other documentation prepared or obtained by Creamer relating to the Eligible Investment which Creamer reasonably believes is material to an investment decision with respect to such Eligible Investment; and

          (f) such other information and documentation reasonably available to Creamer as PREI shall reasonably request.

     2.5  Response to Proposal of an Eligible Investment.

          (a)  PREI shall promptly review the documents referred to in
     Section 2.4 with respect to an Eligible Investment (collectively, the "Investment Documentation"). After review of such Investment Documentation, but in no event later than 10 business days after receipt thereof, PREI shall notify Creamer in writing that (i) it has elected to proceed with Creamer to form a Venture with respect to such Eligible Investment based on the facts, circumstances, terms and conditions set forth in the Investment Documentation and the form of Venture Agreement attached hereto, (ii) it has amendments or objections to the Investment Documentation, and will negotiate with Creamer to implement such amendments and/or resolve such objections and form a Venture with respect to such Eligible Investment based on the facts, circumstances, terms and conditions set forth in the amended Investment Documentation, or (iii) it does not wish to form a Venture with respect to the Eligible Investment. PREI may determine, in its sole and absolute discretion, for any reason or no reason at all, to pursue any of the alternatives set forth above.

          (b) If PREI has notified Creamer that it has amendments to the Investment Documentation or Venture Documents, objections to the Investment Documentation or Venture Documents and/or desires to form a Venture with respect to such Eligible Investment, then PREI and Creamer shall proceed to negotiate to implement such amendments and/or resolve such objections within thirty days of such notification from PREI, and if they are able to accomplish the foregoing within such thirty days, they shall negotiate to promptly form such Venture. Notwithstanding any other provision of this Agreement, neither PREI nor Creamer shall have any obligation to form a Venture unless and until definitive documentation, including a Venture Agreement, setting forth their complete and final understanding with respect to the formation of the Venture, and the acquisition of the Eligible Investment by the Venture, shall have been executed and delivered by the PREI Investor and Creamer.

          (c) Under no circumstances shall Creamer, PIC, PREI or any PREI Investors be required to pursue the formation of Ventures which individually or in the aggregate require Capital Commitments greater than those set forth in Section 2.2.

     2.6 Follow-on Investments. In furtherance of this Agreement, Creamer, if it desires PREI to consider an Eligible Investment that increases the amount of or is substantially related to an Owned Investment (a "Follow-on Investment"), then Creamer shall submit to PREI the Investment Documentation described in Section 2.4 as to such Follow-on Investment. After review of such Investment Documentation, but in no event later than 10 business days after receipt thereof, PREI shall notify Creamer in writing that (i) it has elected to proceed with Creamer with respect to such Follow-on Investment based on the facts, circumstances, terms and conditions set forth in the Investment Documentation, (ii) it has amendments or objections to the Investment Documentation, and will negotiate with Creamer to implement such amendments and/or resolve such objections and proceed with such Follow-on Investment based on the facts, circumstances, terms and conditions set forth in the amended Investment Documentation, or (iii) it does not wish to proceed with the Follow-on Investment. PREI may determine, in its sole and absolute discretion, for any reason or no reason at all, to pursue any of the alternatives set forth above. If PREI elects the alternative described in clause (i) above, then PREI and Creamer shall amend the Venture Agreement with respect to the Owned Investment related to such Follow-on Investment to allow for such Follow-on Investment. If PREI elects the alternative described in clause
(ii) above, then PREI shall proceed to negotiate to implement such amendments and/or resolve such objections within thirty days of notification from PREI, and if they are able to accomplish the foregoing within such thirty days, they shall negotiate to promptly amend the Venture Agreement with respect to the Owned Investment related to such Follow-on Investment to allow for such Follow-on Investment. If PREI elects the alternative described in clause (iii) above, then Creamer may exercise its rights pursuant to Section 4.1 as to the particular Venture that owns the Owned Investment related to the Follow-on Investment.

     2.7 Proposal for Sale or Disposition of Owned Investment. In furtherance of this Agreement, Creamer, if it desires PREI to consider the sale or other disposition of an Owned Investment or an interest therein by the Venture owning such Owned Investment or any or all of the interests in such Venture that are held by Creamer and the PREI Investor participating in such Venture, shall submit to PREI one copy of the following:

          (a) an updated rent roll and other information relating to the property or loans underlying such Venture and arising since the delivery of the Investment Documentation relating thereto;

          (b) a sale and disposition proposal summarizing the sale or disposition opportunity, strategy and limitation, and expected unleveraged internal rate of return for the PREI Investor participating in such Venture;

          (c) such other documentation prepared or obtained by Creamer relating to the Owned Investment which Creamer reasonably believes is material to a sale or disposition decision with respect to such Owned Investment; and

          (d) such other information and documentation reasonably available to Creamer as may be reasonably requested by PREI.

     2.8 PREI Response to Sale or Disposition Proposal. PREI shall review the documents referred to in Section 2.7 with respect to an Owned Investment (collectively, the "Sale Documentation"). After review of all of the Sale Documentation, but in no event later than ten business days after receipt of the Sale Documentation, PREI shall notify Creamer in writing that (i) it has elected to proceed with the sale or disposition of the Owned Investment based on the facts, circumstances, terms and conditions set forth in the Sale Documentation, or (ii) it does not wish to proceed with the sale or disposition of the Approved Investment. PREI may determine, in its sole and absolute discretion, for any reason or no reason at all, to pursue any of the alternatives set forth above. If PREI notifies Creamer that it does not wish to proceed with the sale or disposition of the Owned Investment, Creamer may, within forty-five days of such notification, initiate an Offering Notice pursuant to Section 4.1.

     2.9 Right to Compel Sale or Disposition. PREI may, at any time after the first anniversary of organizing and funding any Venture, direct Creamer and such Venture to sell or dispose of the Owned Investment owned by such Venture or all of the interests in such Venture that are held by Creamer and the PREI Investors participating in such Venture, by notifying ("Sale Notice") Creamer thereof, in which case, Creamer will use it best efforts to realize the highest available cash purchase price therefor in accordance with and within the time period set forth in the Sale Notice, subject to
Section 3.1. After the delivery of a Sale Notice, Creamer may, within 10 business days of such notification, initiate an Offering Notice pursuant to
Section 4.1.

     2.10 ERISA Restrictions. Without limiting Creamer's fiduciary obligations under ERISA, in no event shall any Venture enter into any transaction with or acquire or hold any security in or obligation of a Restricted Party unless, prior thereto, PREI has advised Creamer in writing that such transaction, acquisition or holding does not constitute a prohibited transaction within the meaning of Section 406 of ERISA. For purposes of this Section, no such writing shall be required in respect of the fees payable to the managing member or general partner, as the case may be, pursuant to a Venture Agreement. The term "Restricted Party" includes PREI and its Affiliates, Creamer and its Affiliates and such other persons as PREI shall advise Creamer in writing are Restricted Parties, including persons with respect to whom PREI determines that a transaction may constitute a prohibited transaction under ERISA for which the prohibited transaction exemptions referred to in Section 7.2(e) would not be applicable.

     2.11 Venture Entity. In organizing any Venture, the parties thereto may elect for such Venture to take the legal form of a Delaware limited liability company or a Delaware limited partnership. Such election shall, if applicable, be made on the basis of which legal entity is anticipated to result in the lowest aggregate state and local tax burden to such Venture and its owners.

                                ARTICLE III

                         COVENANTS OF THE PARTIES

     3.1 Limitations on the General Partner. Creamer, as general partner or managing member of any Venture, shall not, without the prior approval of
PREI:

          (a) act in contravention of any applicable law or regulation, or provision of this Agreement (including the Investment Guidelines);

          (b) intentionally act in a manner which would make it impossible to carry out the purposes of any Venture;

          (c)  confess a judgment against any Venture;

          (d) possess any Venture property or assign its rights in any specific Venture property for other than a Venture purpose;

          (e) admit any Person in addition to the PREI Investor participating in a Venture as a partner or member of such Venture, except for the successors and assignees of such PREI Investor;

          (f) incur indebtedness (including guarantees of indebtedness) of or on behalf of any Venture;

          (g)  call or require any capital contributions to any Venture;

          (h) commence litigation or other proceedings by, on behalf of or in respect of any Venture or Approved Investment, including foreclosure or bankruptcy proceedings, or other similar judicial enforcement of rights or remedies;

          (i) release, waive or substitute any collateral, security or other credit support in respect of any Venture or Approved Investment;

          (j) engage in any or enter into any agreements or commitments relating to any restructuring, rescheduling or other "work-out" in respect of any Approved Investment in a Venture, including receipt of any additional notes, securities or rights in connection therewith;

          (k) engage in any or enter into any agreements or commitments relating to any amendments, supplements, waivers or other modifications in respect of any Loan Documents;

          (l) engage in any or enter into any agreements or commitments relating to any sale, transfer or disposition of any Approved Investment or Venture or any interest therein; and

          (m) make additional equity or debt investments in or on behalf of any Venture.

     3.2  Other Funds and Investments.

          (a) Until such time as the Commitment Period expires, neither Creamer nor the Principals, nor any of their respective Affiliates, shall act as general partner, managing member, executive, manager, advisor or consultant, nor otherwise sponsor or participate, directly or indirectly, in any program, investment fund or investment venture with a primary investment objective, strategy or focus of or on purchasing distressed, discount or other secured mortgage debt that satisfies the Investment Guidelines, other than advisory or consulting relationships (but not any program or investment fund) which may exist from time to time between Creamer and the entities listed on Schedule 3.2(a).

          (b) If, at any time within two years after the Commitment Period expires, any of Creamer or the Principals or their respective Affiliates becomes a general partner, managing member, executive, manager, or advisor as to any program, investment fund or venture described in clause (a) that is controlled by Creamer or the Principals or their respective Affiliates, they will promptly notify PREI, and PREI and any PREI Investors will be provided with a right of first refusal or priority participation therein on the same terms offered to other third-party participants in such program, investment fund or venture.

          (c) Until 100% of the Capital Commitments have been committed, neither Creamer nor the Principals, nor any of their respective Affiliates, shall as principal purchase or acquire, directly or indirectly, any interest in any Eligible Investment, whether or not it becomes an Approved Investment.

          (d) Any agreement or transaction of any kind whatsoever between Creamer and any Person listed or to be listed on Schedule 7.1(b) that is directly or indirectly at the expense of a Venture or directly or indirectly on behalf of a Venture shall be subject to the prior written approval of PREI, and at PREI's sole discretion approval may be withheld.

     3.3  Expenses.

          (a) Each party hereto shall bear its own expenses with respect to this Agreement and the Program; provided, that, each Venture will bear all fees and expenses related to its organization and closing and the closing of any Owned Investment. Notwithstanding the foregoing, Creamer shall bear any commission, finder's fee, or similar amount payable to any broker, finder, agent or other intermediary as the result of any engagement of such party by Creamer.

          (b) No Venture will have any overhead or employees. Creamer will bear all expenses of its personnel, office, overhead and out-of-pocket expenses incurred in connection with the Program and each Venture, including the cost of complying with the reporting requirements contained herein or in any Venture Document, provided that, pursuant to each Venture Agreement, each Venture will bear the reasonable and documented costs of any third party consultants, advisors, accountants and attorneys engaged by such Venture that have been approved by PREI. Unless so approved by PREI, payment of the Fixed Reimbursement Amount shall be in lieu of any other reimbursement to Creamer for costs and expenses incurred in operating any Venture.

     WEL Implementing Agreement. Each of Creamer and PREI shall take all reasonable actions required to fulfill their respective obligations to one another hereunder and shall otherwise use their respective reasonable efforts to facilitate the consummation of the transactions contemplated hereby. Each of Creamer and PREI agrees that it will not take any action that would have the effect of preventing or impairing its ability to perform its obligations hereunder. Notwithstanding the foregoing or any other provision of this Agreement, neither PREI nor Creamer shall have any obligation to form a Venture unless and until definitive documentation, including a Venture Agreement, setting forth their complete and final understanding with respect to the formation of the Venture and the acquisition of the Approved Investment have been executed and delivered by PREI and Creamer.

     3.5 Access to Information and Employees. Creamer shall give PREI and its representatives access to any and all information in its possession relating to each of the Eligible Investments or Ventures that are the subject matter of this Agreement and shall, in furtherance thereof, make available to PREI and its representatives those of its officers, employees and representatives as PREI and its representatives shall reasonably request.

     3.6 Confidentiality. Except as otherwise provided below, each party hereto shall, and shall use its reasonable best efforts to cause its Affiliates, employees and, with respect to PREI, the PREI Investors, to maintain all information furnished to it by its counterparty hereto with respect to the subject matter of this Agreement in strict confidence in accordance with the procedures it uses to protect its own information of a similar nature, provided that PREI may disclose such information to the PREI Investors and each party and such PREI Investors may disclose such information to its officers, directors, employees, accountants, financial advisors, attorneys and appraisers. Notwithstanding the foregoing, no party shall be required to maintain in confidence information which (i) such party is compelled to disclose by judicial or administrative requirements of law, provided that if permitted by law, such party shall promptly inform its counterparty hereto of the request to disclose, and as such counterparty may reasonably request, such party shall assist such counterparty, at the expense of such counterparty, in any effort by such counterparty to obtain a protective order with respect to such information,
(ii) becomes generally available to the public other than through a disclosure by such party, (iii) is lawfully known to such party prior to its disclosure by such counterparty to such party or (iv) becomes available to such party on a non-confidential basis from a source which was not known by such party to be bound by any legal or contractual obligation of confidentiality with respect to such information.

     3.7 Public Announcements. No party hereto (or any of its Affiliates) shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of PREI and Creamer (which consent may not be unreasonably withheld), except as may be required by law. If a disclosure is required by law, the disclosing party shall make reasonable efforts to afford PREI and Creamer an opportunity to review and comment on the proposed disclosure prior to the making of such disclosure.

     3.8 Role of PREI. PREI's obligation and role will be to review Investment Proposals and Sale Proposals, but in no event will PREI be obligated with regard to the Capital Commitments of each of the PREI Investors.

     EDG Informational Meetings. Creamer agrees to hold meetings with PREI at reasonable times and upon reasonable notice to review and discuss the status of Eligible Investments. Such meetings shall be held at the corporate headquarters of PREI unless the PREI otherwise agrees. PREI may designate any one or more representatives to attend such meetings.

     3.10 Commitment of Principals. During the Commitment Period, each of Creamer and the Principals shall devote sufficient business time and activity to the activities of the Program.

     3.11 Compliance with Applicable Law. Each of Creamer and the Principals agrees, and agrees to cause their respective Affiliates, shareholders, controlling persons, officers, directors, partners, members, employees, representatives or agents, to comply in all material respects with all applicable laws, rules and regulations in connection with any and all matters relating to the Program or the performance of their obligations hereunder.


                                ARTICLE IV

                           BUY/SELL ARRANGEMENT

     4.1  Buy/Sell in Certain Circumstances.

          (a) At any time after the occurrence of (i) the first anniversary of the organization and funding of any Venture, (ii) any other party being in default of any material obligation under this Agreement or the Program, (iii) an Early Termination Date, (iv) the events described in Sections 2.6, 2.8(ii) or 2.9, or (v) the events described in Sections 3.1(a) or (c) of the Venture Agreement for any Venture, then either PREI or Creamer (but, in the case of Creamer, only under the circumstances referenced in clauses (i), (ii), (iv) or
     (v)) shall be entitled to initiate the buy/sell rights set forth in this Section 4.1 as to (x) in the case of clauses (i), (iv) or (v), the particular Venture(s) relevant to such clause or (y) in the case of clauses (ii) or (iii), any particular Venture(s) or all of the Ventures.

          (b) Either PREI or Creamer (an "Offeror") may serve upon the other (an "Offeree") a notice (an "Offering Notice") which shall contain the following terms:

               (i) a statement of intent to rely on this Section 4.1 and the particular clause in Section 4.1(a) relied on; and

               (ii) a valuation stating the aggregate dollar amount (the "Specified Valuation Amount") which the Offeror as a third party would be willing to pay in cash for all of the ownership of the Venture(s), exclusive of all prepaid expenses, notes and accounts receivable (net of reserves and adjustments), marketable securities, cash and cash equivalents (the "Other Assets").

          (c) Within 15 business days after receipt of the Offering Notice by the Offeree (the "Option Period"), the Offeree shall notify the Offeror whether the Offeree elects:

               (i) to sell its interest in the Venture(s) to the Offeror for an amount equal to (A) the amount the Offeree would have been entitled to receive if the Venture(s) had been sold on the Buy/Sell Closing Date (as hereinafter defined) for a purchase price equal to the Specified Valuation Amount and (B) the book value of the Other Assets adjusted to the Buy/Sell Closing Date (determined in accordance with GAAP), and the Venture had been wound up and terminated in accordance with its Venture Agreement; or

               (ii) to purchase the Offeror's interest in the Venture(s) for an amount equal to the amount the Offeror would have been entitled to receive if the Venture(s) had been sold on the Buy/Sell Closing Date for a purchase price equal to the sum of
          (A) the Specified Valuation Amount and (B) the book value of the Other Assets adjusted to the Buy/Sell Closing Date (determined in accordance with GAAP), and the Partnership had been wound up and terminated in accordance with its Venture Agreement.

          (d) If the Offeree does not notify the Offeror of its election prior to expiration of the Option Period, the Offeree shall for all purposes be conclusively deemed to have elected to sell its interest in the Venture(s) to the Offeror.

          (e) Within five business days after the date of the exercise of the election by the Offeree or five business days after the expiration of the Option Period, whichever is earlier, the party obligated to purchase under this Section 4.1 (the "Purchaser") shall deposit in cash an amount equal to 10% of the Specified Valuation Amount (the "earnest money") with an independent and neutral party reasonably satisfactory to the party obligated to sell under this Section 4.1 (the "Seller"). The earnest money shall be applied against the purchase price at the closing referenced below, or shall be paid to the Seller as liquidated damages in the event of default by the Purchaser. In the event Purchaser fails to deposit timely such earnest money as provided above (such Purchaser being then referred to as a "Defaulting Purchaser"), Seller shall have the option (i) within fifteen days thereafter, unless the Defaulting Purchaser has earlier cured such default by depositing the required earnest money as provided above, of substituting itself as Purchaser under this Section
     4.1 to purchase the Defaulting Purchaser's interest in the Venture(s) at a 10% discount from the Specified Valuation Amount (such Seller being then referred to as a "Substituted Purchaser") by giving notice to the Defaulting Purchaser of its intention to do so and by depositing, within five days after such notice, earnest money equal to 10% of the Specified Valuation Amount (after giving effect to such 10% discount) with an independent and neutral party reasonably selected by the Substituted Purchaser, whereupon, for purposes of Section 4.1(f) and (g), the Substituted Purchaser shall become the Purchaser and the Defaulting Purchaser shall become the Seller; or (ii) at any time after default by the Defaulting Purchaser in depositing the earnest money, of seeking from the Defaulting Purchaser by judicial proceedings or as otherwise permitted by law, as liquidated damages for its default in its obligations under this Section 4.1, an amount of money equal to the amount of earnest money the Defaulting Purchaser was required to deposit pursuant to this Section 4.1.

          (f) On or before the date on which the Purchaser is required to make the earnest money deposit referenced in Section 4.1(e) (or, with respect to a Substituted Purchaser, within five business days after making such earnest money deposit), the Purchaser shall fix a closing date (the "Buy/Sell Closing Date") not later than 30 days following
     (i) the date of the election by the Offeree, or (ii) if no election was made, the date of the expiration of the Option Period. The closing shall take place on the Buy/Sell Closing Date at a location reasonably designated by the Purchaser.

          (g) At the closing on the Buy/Sell Closing Date, the Purchaser shall pay Seller, in cash, the amount determined in Section 4.1(c) (any earnest money actually deposited being credited against such amount) and the Seller shall execute and deliver to the Purchaser or its designee assignments of interest, bills of sale, instruments of conveyance, and other instruments as the Purchaser may reasonably require, to give it or its designee good and indefeasible title to all of the Seller's right, title and interest in and to its interest in and to the Venture(s). Purchaser shall pay all closing costs, including without limitation, escrow costs and transfer taxes; provided, however, that the Purchaser and the Seller shall pay their own respective legal costs and expenses in connection with the preparation of the closing documentation.

          (h)  The sale of an interest in any Venture pursuant to this
     Section 4.1 shall be deemed to be a sale of the assets of such Venture by such Venture for the Specified Valuation Amount plus the book value of the Other Assets and shall be accounted for in each party's capital account under the applicable Venture Agreement in the same manner as such sale would be accounted.

          (i) The Purchaser (or Substituted Purchaser), if PREI, shall, upon deposit of 250% of the earnest money required by this Section 4.1, and upon written notice thereof to the other Partner, have the option to immediately become the general partner or managing member of the Venture(s) and irrevocably remain so unless the Purchaser (or Substituted Purchaser) shall default in its obligations under this
     Section 4.1.


                                 ARTICLE V

                           CONDITIONS PRECEDENT

     5.1 Conditions Precedent of PREI. Without limiting the scope of all conditions to be satisfied prior to PREI agreeing to cause a PREI Investor to enter into a particular Venture Agreement and to make the initial capital contribution contemplated thereby, it is contemplated that the following matters shall have been completed to the satisfaction of or waived by PREI prior thereto:

          (a) Fulfillment of Obligations. Creamer shall have complied in all material respects with all of its obligations and covenants under this Agreement with respect to the Venture required to be performed by it on or before the applicable Closing Date, including funding its Capital Commitment;

          (b) Representations and Warranties. All of the representations and warranties of Creamer hereunder shall be true, correct and complete in all material respects on and as of the applicable Closing Date as if made on the applicable Closing Date;

          (c) Delivery of Documents. Creamer shall have delivered all of the documents contemplated to be delivered by it pursuant to this Agreement, all in form and substance reasonably satisfactory to PREI;

          (d) Legal Proceedings. No order of any court or administrative agency shall be in effect that restrains or prohibits any of the transactions contemplated by the applicable Venture Agreement, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with the applicable Venture Agreement, which in the judgment of PREI makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted by any Person; and

          (e) ERISA. PREI shall have satisfied itself that the transactions contemplated to be taken on the applicable Closing Date will not result in a prohibited transaction under ERISA.

     5.2 Conditions Precedent of Creamer. Without limiting the scope of all conditions to be satisfied prior to Creamer agreeing to enter into a particular Venture Agreement and to make the initial capital contribution contemplated thereby, it is contemplated that the following matters shall have been completed to the satisfaction of or waived by Creamer prior thereto:

          (a) Fulfillment of Obligations. PREI shall have complied in all material respects with all of its obligations and covenants under this Agreement with respect to the Venture required to be performed by it on or before the applicable Closing Date, including the PREI Investors funding their applicable Capital Commitments;

          (b) Representations and Warranties. All of the representations and warranties of PREI and the applicable PREI Investor hereunder shall be true, correct and complete in all material respects on and as of the applicable Closing Date as if made on the applicable Closing Date;

          (c) Delivery of Documents. PREI shall have delivered all of the documents contemplated to be delivered by it pursuant to this Agreement all in form and substance reasonably satisfactory to Creamer; and

          (d) Legal Proceedings. No order of any court or administrative agency shall be in effect that restrains or prohibits any of the transactions contemplated by the applicable Venture Agreement, and no suit, action, inquiry, investigation or proceeding in which it will be, or it is sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with the applicable Venture Agreement, which in the judgment of Creamer makes it inadvisable to proceed with the consummation of such transactions, shall have been instituted by any Person.


                                ARTICLE VI

                                  CLOSING

     6.1 Closing. Each Closing shall take place at the offices of PREI, at 10:00 a.m. on the fifth business day after the satisfaction or waiver of each of the conditions precedent with respect to such Venture (which shall include without limitation all of the conditions precedent set forth in Sections 6.1 and 6.2 hereof) or on such other day as Creamer and PREI shall agree or at such other place as Creamer and PREI shall agree (each such date being hereinafter referred to as a "Closing Date").

     6.2 Deliveries by Creamer. Without limiting the scope of the documents and agreements to be delivered by Creamer at each Closing, it is anticipated that Creamer will deliver such of the following as PREI shall deem necessary for the Closing:

          1.   All Loan Documents relating to the Eligible Investment.

          2. Any updates, supplements or modifications of the Investment Documentation, including any such modifications that are necessary to correct any materially misleading statements or material omissions in respect of the Investment
               Documentation.

          3. Opinion(s) of counsel of Creamer, subject to such assumptions, exceptions and matters as are customarily contained in similar opinions and are in form and substance satisfactory to PREI, including, without limitation, opinion(s) addressing the following matters:

               (a) The Venture (i) is a limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware and has qualified to do business in, and is in good standing under the laws of each jurisdiction in which the nature of the business conducted or proposed to be conducted requires such qualification (except where the failure to do so would not have a material adverse effect thereon), (ii) has all requisite power and authority to carry on its business as now being conducted and (iii) has all requisite power to execute, deliver and perform the Transaction Documents to which it is a party;

               (b) Creamer (i) is a partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has qualified to do business in, and is in good standing under the laws of each jurisdiction in which the nature of the business conducted or proposed to be conducted requires such qualification (except where the failure to do so would not have a material adverse effect thereon), (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) has all requisite power to execute, deliver and perform the Transaction Documents to which it is a party;

               (c) The execution, delivery and performance of the Transaction Documents to which each of the Venture, Creamer and any Affiliates is a party have been duly authorized by all necessary action;

               (d) Each of the Transaction Documents to which the Venture, Creamer and any Affiliate is a party has been (i) duly executed and delivered by the Venture, Creamer or such Affiliate, as applicable, and (ii) constitutes the legal, valid and binding obligation of the Venture, Creamer or such Affiliate, as applicable, and is enforceable against such party in accordance with its terms, subject, in each case, to (x) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (y) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law);

               (e) The execution, delivery and performance of each Transaction Document to which the Venture, Creamer or any Affiliates is a party does not (i) to such counsel's knowledge, violate any decree, order, rule or judgment of any court or governmental authority which may be applicable to the Venture, Creamer or such Affiliate, as applicable, or their respective properties; (ii) violate any law (or regulation promulgated under any law) applicable to the Venture, Creamer or such Affiliate, as applicable, or their respective properties; (iii) to such counsel's knowledge, violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) any material contract or agreement to which the Venture, Creamer or such Affiliate is a party or is bound or by which any of their respective properties is bound; or (iv) violate or conflict with any provision of the organizational documents of the Venture, Creamer or such Affiliate;

               (f) No consent of, notice to, approval of, or authorization of, or declaration or filing with, any governmental authority, is required in connection with each of the Venture's, Creamer's and the Affiliates' execution and delivery of each of the Transaction Documents to which it is a party;

               (g) To such counsel's knowledge there is no pending action, suit, proceeding, or counterclaim by any Person, or investigation by any governmental authority or any basis for any of the foregoing, (a) with respect to any Transaction Document, or (b) which, if adversely determined, is reasonably likely to have a material adverse effect on the Venture or the Program; and

               (h) That the Venture will be classified as a partnership for United States federal income tax purposes and not as an association taxable as a corporation.

          4. A counterpart of the Venture Agreement duly executed by or on behalf of Creamer.

     6.3 Deliveries by PREI. Without limiting the scope of the documents and agreements to be delivered by PREI at each Closing, it is anticipated that the participating PREI Investor will deliver to Creamer the following:

          1. A counterpart of the Venture Agreement duly executed by or on behalf of the participating PREI Investor.

     6.4 Initial Capital Contributions. At each Closing, each of Creamer and the applicable PREI Investor shall make their respective initial capital contributions to the Venture as provided in the applicable Venture Agreement. Except as otherwise agreed by PREI, the amount of such initial capital contribution shall be agreed by Creamer and PREI at least 10 business days prior to the applicable Closing Date and, to the extent such initial capital contribution constitutes cash, shall be wire transferred to the account of the applicable Venture, the details of which shall be notified to PREI by Creamer at least 5 business days prior to the applicable Closing Date.


                                ARTICLE VII

                      REPRESENTATIONS AND WARRANTIES

     7.1 Representations and Warranties of Creamer. Creamer hereby represents and warrants to PREI as follows:

          (a) Creamer is a general partnership duly formed and validly existing under the laws of the State of New York, with all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Creamer has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.

          (b) On Schedule 7.1(b) Creamer has set forth all of its subsidiaries, if any, and all persons, corporations or other entities, if any, owning or controlling Creamer and all persons, corporations or other entities, if any, owned or controlled by such persons, corporations or other persons, if any, which control Creamer. During the continuance of this Agreement, Creamer shall promptly notify PREI of any changes or additions to the information required to be set forth on Schedule 7.1(b).

          (c) The execution and delivery of this Agreement and the other agreements to be entered into by it in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Creamer. This Agreement and such other agreements have been executed and delivered by a duly authorized officer of the general partner of Creamer and constitute the valid and binding obligations of Creamer, enforceable against Creamer in accordance with the terms hereof and thereof, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (d) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Creamer do not: (i) violate any decree or judgment of any court or governmental authority that may be applicable to Creamer; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under, any contract or agreement to which Creamer is a party; or (iv) violate or conflict with any provision of the organizational documents of Creamer.

          (e) No broker, finder, agent or other intermediary has been employed by or on behalf of Creamer in connection with the negotiation or consummation of this Agreement, and no such party has any claim for any commission, finder's fee or similar amount payable as a result of any engagement of such party by Creamer.

          (f) None of Creamer nor any officer, director, employee or agent of Creamer exercising any authority or conduct with respect to this Agreement or any Venture or the assets thereof, have prior to the date hereof or the term of this Agreement or of any Venture, been convicted of a crime described in Section 411 of ERISA.

     7.2 Representations and Warranties of PIC. PIC hereby represents and warrants to Creamer as follows:

          (a) PIC is a corporation duly formed and validly existing under the laws of the State of New Jersey, with all requisite power and authority to carry on its business as now being conducted. PIC has all requisite power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby, and, subject to and in accordance with the terms and limitations set forth in this Agreement, to bind and commit the PREI Investors (other than Strategic Performance Fund - II, Inc.) as set forth herein.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PIC. This Agreement has been executed and delivered by a duly authorized representative of PIC and constitutes the valid and binding obligation of PIC, enforceable against PIC in accordance with the terms hereof, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (c) The execution, delivery and performance of this Agreement by PIC do not: (i) violate any decree or judgment of any court or governmental authority that may be applicable to PIC; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default under (or an event with or without notice or lapse of time or both would constitute a default) under, any contract or agreement to which PIC is a party; or (iv) violate or conflict with any provision of the organizational documents of PIC.

          (d) No broker, finder, agent or other intermediary has been employed by or on behalf of PIC in connection with the negotiation or consummation of this Agreement, and no such party has any claim for any commission, finder's fee or similar amount payable as a result of any engagement of such party by PIC.

          (e) Each PREI Investor which is deemed to hold ERISA plan assets within the meaning of 29 CFR Section 2510.101-3 shall either (i) be an insurance company pooled separate account within the meaning of Prohibited Transaction Exemption 90-1, 55 Fed. Reg. 2891 (Jan. 29,
     1990) or (ii) be an investment fund with respect to which PREI serves as a qualified professional asset manager as defined in Prohibited Transaction Exemption 84-14, 49 Fed. Reg. 9494 (Mar. 13, 1984) and 50 Fed. Reg. 41430 (Oct. 10, 1985).


                               ARTICLE VIII

                                TERMINATION

     Except for the provisions of Sections 3.3, 3.6 and 3.7 as well as Articles VIII, IX and XI, this Agreement will terminate on the earlier of December 31, 2002 or the fifth anniversary of the formation and funding of the initial Venture under this Agreement, provided, that such termination will not terminate or otherwise effect any Ventures, which will terminate in accordance with their governing Venture Agreement.


                                ARTICLE IX

                              INDEMNIFICATION

     9.1 Indemnification by Creamer. Creamer agrees to indemnify each of PIC, PREI and the PREI Investors against, and agrees to hold harmless each of PIC, PREI and the PREI Investors from, any and all Losses incurred or suffered by any of PIC, PREI or any PREI Investor relating to or arising out of or in connection with any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by Creamer in this Agreement; provided that a notice of their claim shall have been given to Creamer not later than the close of business on the third anniversary of the last Closing Date to occur pursuant to this Agreement; and

          (b) any breach of or failure by Creamer to perform any covenant or obligation of Creamer set out or contemplated in this Agreement; provided that a notice of their claim shall have been given to Creamer prior to the expiration of the statute of limitations with respect to claims of the nature of the claim being asserted by any of PIC, PREI or any PREI Investor.

     9.2 Indemnification by PIC. PIC agrees to indemnify Creamer against, and agrees to hold Creamer harmless from, any and all Losses incurred or suffered by Creamer relating to or arising out of or in connection with any of the following:

          (a) any breach of or any inaccuracy in any representation or warranty made by PREI in this Agreement; provided that a notice of Creamer's claim shall have been given to PREI not later than the close of business on the third anniversary of the last Closing Date to occur pursuant to this Agreement; or

          (b) any breach of or failure by PREI to perform any covenant or obligation of PREI set out or contemplated in this Agreement; provided that a notice of Creamer's claim shall have been given to PREI prior to the expiration of the statute of limitations with respect to claims of the nature of the claim being asserted by Creamer.

     9.3 Indemnification by each Venture. Creamer, its Principals, PREI, PIC, their respective employees, officers, directors, agents, stockholders, members, partners and other Affiliates (including any Financing Source), and any other person who serves at the request of Creamer or PREI on behalf of a Venture as an officer, director, partner, member, employee or agent of any other entity (in each case, an "Indemnitee") will not be liable to a Venture or any member or partner of such Venture for any act performed or omission made by it in the absence of its own conduct that constitutes a breach of fiduciary duty under ERISA, fraud, willful misfeasance, bad faith, gross negligence, negligence in the handling of funds, or reckless disregard of duty in connection with the Program or any Venture, or such Person has pleaded nolo contendere to, or been convicted of a felony or of violating federal or state securities laws (collectively, "Improper Conduct"). Subject to Section 3.3(b) and the provisions of ERISA and other applicable law, each Venture will indemnify each Indemnitee for any loss or damage incurred by such Indemnitee arising out of or in connection with the Venture, except for any loss or damage arising from such Indemnitee's own Improper Conduct or the Improper Conduct of any of its Affiliates, employees, officers, directors, agents, stockholders or members. No partner or member of a Venture will be individually obligated with respect to such indemnification beyond the capital such partner or member has contributed to such Venture.

     9.4 Claims. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the party seeking indemnification hereunder (the "Indemnified Person") shall promptly give notice to the person from whom indemnification is sought (the "Indemnifying Person") of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article IX, except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

     9.5 Insurance or Third-Party Indemnification. Notwithstanding anything to the contrary herein, an Indemnifying Person shall not be liable for a Loss arising out of or in connection with any matter described in this Article IX if and to the extent such Loss is covered by a policy of insurance or benefits from a right to indemnification from a Person not party to this Agreement and payment is made under such policy to the Indemnified Person by the insurer or under such right to indemnification by such Person, as applicable. Notwithstanding anything to the contrary herein, PREI and Creamer may acquire insurance against Losses arising in connection with this Agreement.


                                 ARTICLE X

                                  REPORTS

     10.1 Independent Auditors. The books of account and records of each Venture shall be subject to a general accounting as of the end of each fiscal year by Creamer, or, at the election and expense of the PREI Investor participating in such Venture, a general accounting and audit by Price Waterhouse LLP or such other nationally recognized accounting firm with experience in similar investment partnerships as shall be selected by such PREI Investor.

     10.2 Reports to PREI. As to any Venture and within 60 days after the end of each fiscal year of such Venture and 20 days after the end of each quarter other than the last quarter thereof, Creamer shall prepare and mail to PREI a financial report (and, if requested by the PREI Investor participating in such Venture, audited in the case of a report sent at the end of a fiscal year), which shall be prepared in accordance with generally accepted accounting principles, consistently applied, setting forth or containing as of the end of such fiscal year or quarter:

          (a)  a balance sheet of the Venture;

          (b) a statement of income or loss and a statement of cash flows of the Venture;

          (c) a statement of changes in Investors' capital accounts of the Venture;

          (d)  a summary of the investments made by such Venture; and

          \ED an unaudited report of Creamer setting forth the cost and good faith estimate of the value as of the end of such fiscal year of the Venture and its Approved Investment and a good faith estimate of the value of each Investor's capital account, together with reasonable explanation or support therefor.

     10.3 Reports to Current and Former Partners. As to any Venture and within 60 days after the end of each fiscal year of such Venture, Creamer shall use its best efforts to prepare and mail to PREI, to the extent reasonably necessary, a financial report (which shall include, at a minimum, a Form K-1 for each PREI Investor and former PREI Investor setting forth in sufficient detail such transactions effected by the applicable Venture during such fiscal year as shall enable such PREI Investor or former PREI Investor (or its legal representatives) to prepare their respective income tax returns in accordance with the laws, rules and regulations then prevailing.

     10.4 Additional Information. Upon the request of any PREI Investor participating in any Venture, Creamer shall furnish such additional information about such Venture, distributions from such Venture as may be reasonably related to such PREI Investor's interest in such Venture.


                                ARTICLE XI

                               MISCELLANEOUS

     11.1 Notices. All notices and demands under this Agreement shall be in writing and may be either delivered personally (which shall include deliveries by courier), by telefax or other wire transmission (with request for assurance of receipt in a manner appropriate with respect to communications of that type, provided that a confirmation copy is concurrently sent by a nationally recognized express courier for overnight delivery) or mailed, postage prepaid, by certified or registered mail, return receipt requested:

          If to PREI, addressed as follows:

          Prudential Real Estate Investors
          8 Campus Drive
          Parsippany, NJ 07054
          Attention: Joseph D. Margolis
          Fax: 973-683-1752

          with a copy to:

          Mayer, Brown & Platt
          1675 Broadway
          New York, New York 10019
          Attention: James B. Carlson
          Fax: 212-262-1910

          If to Creamer, addressed as follows:

          Creamer Realty Consultants
          40 West 57th Street, Suite 1515
          New York, New York 10019
          Attention: Michael J. Vitale
          Fax:  212-399-6150

          with a copy to:

          Battle Fowler LLP
          75 East 55th Street
          New York, NY 10022
          Attention: David M. Warburg
          Fax:  212-339-9150

and a copy to any Financing Source subsequently identified by reason of being a party to a Venture Agreement.

Unless delivered personally or by telefax or other wire transmission as above (which shall be deemed delivered on the next business day following the date of such personal delivery or transmission), any notice shall be deemed to have been made three (3) days following the date so mailed. Any party hereto may designate a different address to which notices and demands shall thereafter be directed by written notice given in the same manner and directed to the Partnership at its office hereinabove set forth.

     11.2 No Third-Party Beneficiaries. The parties do not intend to confer any benefit hereunder on any Person other than the parties hereto and any Ventures that are formed as a result of the terms hereof.

     11.3 No Assignment. No party hereto shall have the right to assign any right or obligation under this Agreement to any other Person, except that each of Creamer and PREI shall be entitled to assign all or any portion of its interest in any Venture to the extent permitted by the applicable Venture Agreement and Creamer shall be entitled to assign all of its rights and obligations hereunder to a limited partnership or limited liability company that is a controlled Affiliate of the Principals. For the purpose of this definition "controlled" shall mean a Person's beneficial ownership of more than 50% of all classes of voting equity securities or other voting ownership interests of another Person.

     11.4 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     11.5 Amendments. This Agreement may be amended, modified or supplemented but only in a writing signed by all of the parties.

     11.6 Validity. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those with respect to which it is held invalid shall not be affected thereby and shall continue to be binding and in force.

     11.7 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     11.8 Jurisdiction. Except as provided by Section 11.9, the parties hereto consent to personal jurisdiction in the State of New York and agree that the exclusive venue and place of trial for their solution of any disputes arising in connection with the interpretation or enforcement of this Agreement shall be the Federal District Court in the Southern District of New York.

     11.9 Arbitration. The parties hereby agree to submit all controversies, claims and matters in dispute in respect of this Agreement to arbitration in New York, New York according to the commercial arbitration rules of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The parties may agree on a retired judge as sole arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, selected in accordance with the commercial arbitration rules of the American Arbitration Association: one (1) attorney and/or retired judge, one (1) expert in real estate investment; and one (1) certified public accountant. A decision agreed on by two (2) of the arbitrators shall be the decision of the arbitration panel; provided, however, that in the case of monetary damages, if there is no agreement of two arbitrators as to the amount of the award, then the average of the two amounts that are closest to each other shall be the final award of the arbitration panel for the purpose of this Agreement. The arbitration panel may elect to specifically enforce this Agreement. The parties agree to abide by all awards rendered in such proceedings. Any award shall include costs and reasonable attorneys' fees to the successful party. Such awards shall be final and binding on all parties. There shall be no appeal therefrom other than for fraud or willful misconduct. All awards may be filed with the clerk of one or more courts, State or Federal, having jurisdiction over the party against whom such an award is rendered or its property as a basis of judgment and of the issuance of execution for its collection. Nothing in this Agreement and/or the exhibits hereto shall be deemed to prevent the arbitration panel from exercising authority to permit the exercise by a party of its legal and/or equitable remedies including right of offset and specific performance. The parties agree that this Section shall be valid, binding and enforceable and shall survive the termination of this Agreement.

     11.10 Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH RELATED DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER RELATED DOCUMENT.

     11.11 Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

     11.12 Binding Effect. Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.

     11.13 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof. In the event of any conflict between this Agreement and a Venture Agreement, the Venture Agreement shall control.

     11.14 Remedies Not Exclusive. Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the date of this Agreement set forth above.


                         THE PRUDENTIAL INVESTMENT CORPORATION


                         By:/s/ Joseph D. Margolis
                            ---------------------------------
                              Name:  Joseph D. Margolis
                              Title: Vice President


                         CREAMER REALTY CONSULTANTS


                         By:/s/ Frank G. Creamer, Jr.
                            ---------------------------------
                              Name:  Frank G. Creamer, Jr.
                              Title: President, FGC Realty Consultant, Inc.
                                        Managing Partner


                         For purposes of Sections 3.2, 3.10 and 3.11 only:


                         /s/ Frank G. Creamer, Jr.
                         __________________________________________
                         Frank G. Creamer, Jr.


                         For purposes of Sections 3.2, 3.10 and 3.11 only:


                         /s/ Michael J. Vitale
                         __________________________________________
                         Michael J. Vitale